GLOBAL SAVINGS CLUB INC

PART II - OTHER INFORMATION

 Item 1. Legal Proceedings.

 	None; not applicable

 Item 2. Changes in Securities.

 	None; not applicable

 Item 3. Defaults Upon Senior Securities

 	None; not applicable

 Item 4. Submission of Matters to a Vote of Security Holders

 	None; not applicable

 Item 5. Other Information

 	None; not applicable

 Item 6. Exhibits and Reports on Form 8-K

(a) None
(b) None